UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Alliance HealthCare Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2012

Dear Stockholders:

On May 4, 2012, Alliance HealthCare Services, Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at its corporate headquarters located at 100 Bayview Circle, Suite 400, Newport Beach, California 92660. The meeting will begin at 9:00 a.m. Pacific time.

Only record holders of shares of our common stock at the close of business on March 26, 2012, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. The purposes of the meeting are:

1.	To elect Larry C. Buckelew and Michael P. Harmon to serve as Class II directors to hold office for a three-year term;

2.	To approve a proposed amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

Sincerely,
Paul S. Viviano Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2012:

Alliance’s 2012 proxy statement and 2011 annual report to stockholders are available at www.

and http://

Newport Beach, California

April    , 2012

2012 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time:	May 4, 2012, 9:00 a.m. Pacific time

• Place:	Corporate Headquarters
Alliance HealthCare Services, Inc.
100 Bayview Circle, Suite 400
Newport Beach, California 92660

• Record Date:	March 26, 2012

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	To elect Larry C. Buckelew and Michael P. Harmon to serve as Class II directors and to hold office for a three-year term;

•

To consider and vote on a proposed amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Director Nominees

The following table provides summary information about each of our two director nominees. Each director nominee is elected for a three-year term by a plurality of votes cast.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
Larry C. Buckelew	58	April 2007	Corporate Director and Healthcare Advisor	Yes	Audit Compensation

Michael P. Harmon	43	May 2009	Managing Director with Principal Group of Oaktree Capital Management L.P	No	Finance

Because our stockholders voted at the 2011 Annual Meeting to hold future advisory votes on the compensation of our named executive officers every three years as our Board of Directors recommended, there will be no say-on-pay vote at the 2012 Annual Meeting.

Section	Page
QUESTIONS AND ANSWERS	1
PROPOSAL NO. 1—ELECTION OF DIRECTORS	4
Nominees and Other Members of the Board	4
Corporate Governance and Board Committees	7
Directors’ Compensation	12
OWNERSHIP OF ALLIANCE COMMON STOCK	14
EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
Executive Summary	16
Compensation Objectives	17
Process for Determining Compensation Awards	17
Compensation Benchmarking and Peer Group	18
Annual Base Salary	19
Performance-Based Compensation	19
Cash Retention Bonuses	24
Defined Contribution Plan	24
Employment and Severance Agreements	25
Other Elements of Compensation; Benefits and Perquisites	26
Tax and Accounting Considerations	27
Compensation Committee Report	27
Summary Compensation Table for 2011	28
Grants of Plan-Based Awards for 2011 Fiscal Year	29
Outstanding Equity Awards at 2011 Fiscal Year-End	30
Potential Payments upon Termination or Change of Control	31
401(k) Plan	32
Equity Compensation Plan Information	33
1999 Equity Plan	33
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
Review and Approval of Related Person Transactions	35
Related Person Transactions	35
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	35
PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO ALLIANCE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK	37
Overview	37
Background and Reasons for the Reverse Stock Split	38
Board of Directors Discretion to Implement Reverse Stock Split	38
Factors Considered by the Board of Directors	39
Effects of the Reverse Stock Split	39
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
FORWARD-LOOKING STATEMENTS	46
AVAILABILITY OF CERTAIN DOCUMENTS	46

Annex A—Certificate of Amendment to the Amended and Restated Certificate of Incorporation to effect the reverse stock split as described in Proposal No. 2

ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2012

QUESTIONS AND ANSWERS

1. Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Alliance HealthCare Services, Inc. (“Alliance,” “we” or “our”).

2. Q:	When was this proxy statement mailed to stockholders?

A:	This proxy statement is being first mailed to stockholders on or about April , 2012.

3. Q:	What may I vote on?

A:	You may vote on the following matters:

(1)	To elect Larry C. Buckelew and Michael P. Harmon to serve as Class II directors and to hold office for a three-year term;

(2)	To consider and vote on a proposed amendment to our Amended and Restated Certificate of Incorporation (which we refer to as our certificate of incorporation) to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012; and

(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. Q:	How does the Board of Directors recommend I vote on the proposals?

A:	The Board of Directors recommends a vote FOR each of the director nominees listed in proposal 1 and FOR each of proposals 2 and 3.

5. Q:	Who is entitled to vote?

A:	Record holders of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 26, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.

6. Q:	How do I vote?

A:

You may vote either by attending the Annual Meeting, or by signing and dating your proxy card and returning it in the prepaid envelope. All shares entitled to vote and represented by properly submitted proxies (including those by mail) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you return your signed proxy card but do not mark the boxes showing how you wish to vote for any or all of the proposals, your shares will be voted FOR all of the unmarked proposals. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	sending a written notice of revocation to our Secretary, Richard W. Johns, at the address shown above;

(2)	attending the Annual Meeting and voting in person; or

(3)	returning a later-dated proxy card.

If you would like to obtain directions to our corporate headquarters to attend the Annual Meeting and vote in person, please contact our Secretary at the address shown above.

7. Q:	Who will count the votes?

A:	Our Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below).

8. Q:	How many votes are needed for a quorum and to approve each of the proposals?

A:	The holders of a majority of the shares of our Common Stock outstanding on the Record Date, represented in person or by proxy, constitute a quorum for the transaction of business. The election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. The approval of the amendment to our certificate of incorporation to effect a reverse stock split of our common stock, with the final decision whether to proceed and the exact split ratio and timing to be determined by our Board of Directors, in its discretion, requires the affirmative vote of a majority of our outstanding shares. The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

9. Q:	What effect will broker non-votes and abstentions have?

A:	Under the rules of the New York Stock Exchange, a bank, broker or other nominee may exercise discretionary authority to vote shares for the ratification of our auditor but not for election of directors or on the reverse split proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved, except that broker non-votes will have the same effect as voting against the adoption of the reverse split proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Abstentions count toward establishing a quorum. Abstentions may be specified on proposals other than the election of directors and will have the effect of votes cast against the proposals.

10. Q:	How will voting on any other business be conducted?

A:	We do not know of any business to be considered at the 2012 Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting in accordance with our Amended and Restated Bylaws (which we refer to as our bylaws), your signed proxy card gives authority to Howard K. Aihara and Richard W. Johns to vote on such matters at their discretion.

11. Q:	Do stockholders have dissenters’ or appraisal rights?

A:	Our stockholders do not have dissenters’ or appraisal rights under Delaware law or under our certificate of incorporation or bylaws in connection with the reverse stock split or any other proposal.

12. Q:	Who is our largest principal stockholder?

A:	As of March 26, 2012, OCM Principal Opportunities Fund IV, L.P., an affiliate of Oaktree Capital Management L.P., which we refer to as Oaktree, beneficially owned 24,902,611 shares of our Common Stock (46.7% of the voting shares), and MTS Health Investors II, L.P., an affiliate of MTS Health Investors, LLC, which we refer to as MTS, beneficially owned 2,287,106 shares of our Common Stock (4.3% of the voting shares). Oaktree and MTS have advised us that they intend to vote these shares of Common Stock in favor of each of the matters described above.

13. Q:	Where can I find Alliance’s financial information?

A:	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 contains our consolidated financial statements and related information and is enclosed with this proxy statement. The Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

14. Q:	When are stockholder proposals for the 2013 annual meeting due?

A:	In general, stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2013 Annual Meeting must submit their proposals to our Secretary on or before December 5, 2012.

In accordance with our bylaws, to be properly brought before the 2013 Annual Meeting, a stockholder’s notice of the nominee or the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the address provided below no earlier than January 4, 2013 and no later than February 3, 2013. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934, as amended. Your submission must contain the specific information required in our bylaws. If you would like a copy of our bylaws, please write to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660.

15. Q:	How will we solicit proxies, and who will pay for the cost of the solicitation?

A:	We will solicit proxies principally by mailing these proxy materials to our stockholders. We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation specifically for those duties.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, which we sometimes refer to as the Board, is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year’s annual meeting of stockholders. At each annual meeting, nominees are elected as directors to a class with a term of office that expires at the annual meeting held three years after the year of the nominee’s election, and until their successors are elected and qualified. The term of office of the two incumbent Class II directors expires at the 2012 Annual Meeting. The Board has nominated incumbent directors Larry C. Buckelew and Michael P. Harmon for election to three-year terms of office that will expire at the Annual Meeting to be held in 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE TWO NOMINEES FOR DIRECTOR.

Larry C. Buckelew and Michael P. Harmon are in the class of directors whose term expires at the 2012 Annual Meeting. Aaron A. Bendikson and Edward L. Samek are in the class of directors whose term expires at the 2013 Annual Meeting. Neil F. Dimick, Paul S. Viviano and Curtis S. Lane are in the class of directors whose term expires at the 2014 Annual Meeting.

Below is information about the Class II nominees and our other current directors, including their principal occupations, business experience, directorships in other public companies and information about their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors in light of our structure and business. If for any reason any of the nominees should be unavailable to serve, proxies solicited by this proxy statement may be voted for a substitute as well as for the other nominee. The Board, however, expects both nominees to be available to serve if elected.

Nominees and Other Members of the Board of Directors

Class II Director Nominees

LARRY C. BUCKELEW Age 58	Director Since May 2009

Mr. Buckelew is a Corporate Director and advisor to healthcare companies and private investors. Mr. Buckelew served as president and chief executive officer of Gambro Healthcare, Inc. from November 2000 through October 2005. From April 2000 to November 2000, he served as president of Gambro Healthcare/USA. Mr. Buckelew began his career with American Hospital Supply Corporation (AHSC) in 1975 and served as an executive with AHSC and later Baxter International, Inc. following their merger in November 1985. He has also held executive and management positions with Sunrise Medical, Inc., Teleflex, Inc. and Surgical Services, Inc. Mr. Buckelew currently serves as a director of Welch Allyn Medical. In determining that Mr. Buckelew should continue to serve as a director, the Board noted that Mr. Buckelew has substantial experience in the healthcare services and products industry, having served in executive positions with several large healthcare services providers and medical products companies throughout most of his career, that he has relevant board experience with other healthcare companies and that his background and experience provide him with a firm understanding of our industry, business and operations. Mr. Buckelew currently serves as a member of our Audit Committee and Compensation Committee.

MICHAEL P. HARMON Age 43	Director Since April 2007

Mr. Harmon is a Managing Director with the Principal Group of Oaktree Capital Management L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the

Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director of Novis Pharmaceuticals, LLC and Senior Home Care, Inc. Mr. Harmon was instrumental in evaluating and overseeing Oaktree’s decision to invest in Alliance in 2007. In determining that Mr. Harmon should continue to serve as a director, the Board noted that he has substantial experience in the healthcare services industry, serving on the boards of several healthcare services companies, that he also has significant experience in the private equity industry, and that Mr. Harmon’s broad healthcare and business experience assists us in considering all significant aspects of our business and operations. Mr. Harmon currently serves as a member of our Finance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Harmon is one of those designees.

Incumbent Class III Directors serving for a term expiring in 2013

AARON A. BENDIKSON Age 38	Director Since May 2008

Mr. Bendikson is a Managing Director at Oaktree Capital Management, L.P. where he focuses on executing and sourcing leveraged/management buyouts, expansion capital investments and corporate restructurings. He dedicates a significant portion of his time to the healthcare and industrial sectors. Mr. Bendikson currently serves as a director of Tekni-Plex, Inc. and Jackson Square Aviation, LLC. Prior to joining Oaktree in 2005, Mr. Bendikson served as a Principal with Soros Fund Management’s private equity affiliate. Before joining Soros in 1999, Mr. Bendikson was an investment banker within J.P. Morgan & Co.’s Mergers & Acquisitions department. He received an M.B.A. from Harvard Business School and a B.A. degree cum laude in Economics and History from the University of California at Los Angeles, where he was elected to Phi Beta Kappa. In determining that Mr. Bendikson should continue to serve as a director, the Board noted that Mr. Bendikson’s substantial private equity and banking experience is called upon to assist us in our ongoing operations, particularly with respect to our debt structure and insurance programs, and that Mr. Bendikson also has significant background and experience in the healthcare services industry. Mr. Bendikson’s experience and background provides him with a firm understanding of our industry, business and operations. Mr. Bendikson currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Bendikson is one of those designees.

EDWARD L. SAMEK Age 75	Director Since October 2001

Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and its predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of the Jackson Laboratory and Water Jel. Mr. Samek has extensive background and experience in the healthcare services industry and broad experience on the boards of several healthcare companies. In addition, he is our longest serving director, having joined the Board in 2001. In determining that Mr. Samek should continue to serve as a director, the Board noted that Mr. Samek’s background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Samek has substantial experience concerning our development and is very knowledgeable regarding our industry, business and operations. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee and Audit Committee.

Incumbent Class I Directors serving for a term expiring in 2014

NEIL F. DIMICK Age 62	Director Since November 2002

Mr. Dimick is a healthcare consultant and private investor. He served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche in 1973 where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc., Thoratec Corporation and Mylan Laboratories, Inc. Mr. Dimick has substantial experience in the healthcare services industry and is an “audit committee financial expert,” serving as a director and member of the audit committee of several publicly-traded healthcare companies. This experience along with his chief financial officer and public accounting background is often called upon, particularly in connection with accounting and finance-related issues. Mr. Dimick has served as a member of our Board for more than eight years, providing him with significant background and experience concerning Alliance and its development. The Board concluded that Mr. Dimick should continue to serve as a director because he is very knowledgeable about our industry, business and operations due to his extensive work experience in the healthcare services industry and his long tenure as a member of the Board. Mr. Dimick currently serves as the Chairman of our Audit Committee and as a member of our Finance Committee and Nominating and Corporate Governance Committee.

CURTIS S. LANE Age 54	Director Since April 2007

Mr. Lane founded MTS Health Investors, LLC in March 2000. Prior to MTS, Mr. Lane was a partner at Evercore Partners. From 1985 to 1998, he was a Senior Managing Director at Bear Stearns & Co. Inc., responsible for healthcare investment banking. He presently serves as a director of Novis Pharmaceuticals, LLC, Senior Home Care, Inc. and Surgical Care Affiliates, LLC. Mr. Lane has substantial experience in the private equity and banking industry as well as broad experience in the healthcare services industry. Through MTS, he has worked with Oaktree in analyzing and participating in numerous healthcare services transactions. He serves on the boards of several healthcare services companies and nonprofit healthcare institutions. In determining that Mr. Lane should continue to serve as a director, the Board noted that his background and experience assists us in considering all significant aspects of our business and operations and that Mr. Lane is very knowledgeable about our industry, business and operations. Mr. Lane currently serves as a member of our Nominating and Corporate Governance Committee and Compensation Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Lane is one of those designees.

PAUL S. VIVIANO Age 59	Director Since January 2003

Mr. Viviano joined Alliance HealthCare Services in January 2003 and serves as our Chairman of the Board and Chief Executive Officer. Prior to joining Alliance, from 2000 to 2002, Mr. Viviano was president and chief executive officer of USC University Hospital and USC/Norris Comprehensive Cancer Center. He was a member of the St. Joseph Health System from 1987 to 2000 and served as its executive vice president and chief operating officer from 1995 to 2000. From 1994 to 1995, Mr. Viviano was the Southern California regional president and chief executive officer; from 1992 to 1994, the chief executive officer for St. Joseph Hospital; and from 1987 to 1992, the chief executive officer for St. Jude Hospital. Mr. Viviano has held executive management positions in the healthcare services industry for more than 30 years, including 24 years in executive positions with hospitals and hospital systems. He currently serves on the board of a major nonprofit healthcare institution. Mr. Viviano has held the chairman and chief executive officer position and served on the Board at Alliance for more than eight years, providing him extensive experience with our industry, business, operations and development. Given the importance of hospital service business models to our operations and planning, and Mr. Viviano’s substantial experience with Alliance and the hospital industry, the Board determined that Mr. Viviano is well-suited to be a director. Mr. Viviano currently serves as the Chairman of the Finance Committee.

There are no family relationships among any of our directors or executive officers.

Corporate Governance and Board Committees

Alliance’s business is managed under the direction of our Board, which selects our officers, delegates responsibilities for the conduct of our operations to those officers and monitors their performance. Our non-management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is selected by a majority of the non-management directors present.

The Board has determined that our current leadership structure, and the fact that the positions of chief executive officer and chairman are both held by Mr. Viviano, is appropriate given the specific characteristics of Alliance and the Board. These characteristics include the designation of three members of the Board by Oaktree and MTS, which collectively own approximately 51.0% of our outstanding common stock. Mr. Viviano’s authority is balanced by the strong presence of the Oaktree/MTS Board designees, Mr. Bendikson, Mr. Harmon and Mr. Lane, as well as the influence of the directors who are unaffiliated with Oaktree/MTS and comprise the Audit Committee: Mr. Samek, Mr. Dimick and Mr. Buckelew. We believe that having Mr. Viviano serve in the combined roles enhances the efficiency of the Board with respect to the development of agendas and the conduct of meetings. We do not have a formally designated “lead director,” although in practice certain directors do from time to time assume a lead director role depending on the matter being considered by the Board. The results of our annual Board self-assessment indicate that the current leadership structure allows the Board to fulfill its duties effectively and efficiently.

Our Board has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at www.alliancehealthcareservcies-us.com/investors/corporate_governance) and Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, or NYSE. As a result of the review, the Board has determined that each of Mr. Bendikson, Mr. Buckelew, Mr. Dimick, Mr. Lane and Mr. Samek qualifies as an independent director in accordance with Section 303A.02. In making its independence determinations, the Board noted in particular the following factors:

•	Oaktree beneficially owns 24,902,611 shares of our Common Stock. Mr. Bendikson is a senior vice president of Oaktree Capital Management, L.P.

•	MTS beneficially owns 2,287,106 shares of our Common Stock. Mr. Lane is a member of MTS Health Partners L.L.C.

•

Oaktree and MTS and their affiliates acquired 49% of our outstanding shares of Common Stock from Viewer Holdings LLC, an affiliate of Kohlberg, Kravis & Roberts & Co., L.P. (also referred to as KKR), on April 16, 2007, which we refer to as the KKR share purchase. The aggregate purchase price of approximately $153 million consisted of funds under management of Oaktree and MTS. In 2010, Oaktree and MTS purchased an additional 2,481,106 and 207,106 shares, respectively, of our Common Stock on the open market, which we refer to as the 2010 share purchases. As a result of the KKR share purchase and the 2010 share purchases, Oaktree and MTS beneficially owned an aggregate of approximately 51.0% of our outstanding shares of Common Stock as of March 26, 2012. In connection with the KKR share purchase, Oaktree and MTS obtained various management rights and rights to designate persons to our Board and committees of our Board under a Governance and Standstill Agreement that they entered into in connection with the KKR share purchase. They were also assigned registration rights under a registration rights agreement.

The Board noted that under Section 303A.02, the concern is independence from management, and that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board noted that Oaktree is comprised of eight principals and approximately 600 staff members with headquarters in Los Angeles and offices in 13 cities worldwide. The Board noted that the principals of MTS have been responsible for over 200 financing transactions and M&A and advisory assignments with an aggregate value of over $52 billion dollars. MTS’s investment in Alliance was an ordinary course investment for MTS and represents only 4.3% of our outstanding shares of Common Stock. The Board determined that none of the above relationships constituted a material relationship with Alliance for purposes of Section 303A.02 or impaired the independence of Mr. Bendikson or Mr. Lane.

Our Board meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held seven meetings in the fiscal year ended December 31, 2011, referred to as fiscal 2011. During fiscal 2011, all directors other than Mr. Lane attended 75% or more of the total of (a) all meetings of the Board and (b) all meetings of committees of the Board on which such directors served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our 2012 Annual Meeting. Our Chairman, Mr. Viviano, attended and presided over our 2011 Annual Meeting.

Executive management, in consultation with the Board, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief operating officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

Our Board currently has four committees: the Nominating and Corporate Governance Committee, the Finance Committee, the Compensation Committee and the Audit Committee. A current copy of the charter for each committee is available at www.alliancehealthcareservices-us.com/investors/corporate_governance.

The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members; the selection of nominees for election as directors at annual stockholders meetings; the selection of candidates to fill Board vacancies; the development and recommendation to the Board of our Corporate Governance Guidelines; and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee’s current members are Mr. Samek (Chairman), Mr. Dimick, Mr. Lane and Mr. Bendikson. The Nominating and Corporate Governance Committee was formed in April 2007 and did not meet in fiscal 2011.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election or appointment, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including the ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, maintaining a diversity of viewpoints among Board members, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The

Nominating and Corporate Governance Committee specifically takes into account the importance of diversity of background and perspective among Board members. This is reflected in the diverse business and personal experience of Alliance’s directors as described in more detail above. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through the annual Board self-assessment as well as on-going feedback from Board members on an informal basis. We do not have a formal diversity policy pertaining to the selection of directors.

Stockholders may nominate candidates for election to our Board in accordance with our bylaws, a copy of which can be obtained by writing to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. In general, those nominations must be received in writing by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting, as set forth in our bylaws. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate those candidates in the same manner as other candidates identified by the Nominating and Corporate Governance Committee.

The Finance Committee is responsible for providing assistance to the Board in its oversight of our financial affairs, capital expenditure policy, investment policy, insurance programs and capital structure. The Finance Committee’s current members are Mr. Viviano (Chairman), Mr. Dimick and Mr. Harmon. The Finance Committee was formed in April 2007 and held two meetings in fiscal 2011.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating our compensation plans, policies and programs. As part of these responsibilities, the Compensation Committee determines (subject to Board approval in the case of non-CEO compensation) executive base compensation and incentive compensation and approves the terms of stock option and restricted stock grants pursuant to our equity plan. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer’s compensation; evaluation of the Chief Executive Officer’s performance; review of compensation, employment and severance agreements for all other executive officers; review of incentive-compensation and equity-based plans; compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code; or compensation matters intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under that Act. The Compensation Committee’s current members are Mr. Bendikson (Chairman), Mr. Lane, Mr. Buckelew and Mr. Samek. During fiscal 2011, the Compensation Committee held four meetings.

As described in the Compensation Discussion and Analysis, the Compensation Committee has directly engaged Frederick W. Cook & Co., Inc. (“F.W. Cook”), a nationally recognized consulting firm dedicated to assisting clients with compensation plan design for executives, key employees and boards of directors, to work with the Compensation Committee to assist it in the determination of the key elements of our compensation programs. F.W. Cook does not provide any other services to us.

The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is also responsible for assisting our Board with its oversight responsibilities regarding: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. The members of the Audit Committee are Mr. Dimick (Chairman), Mr. Buckelew and Mr. Samek. Our Board has determined that each member of the Audit Committee is “independent” as defined in the NYSE Listed Company Manual. Our Board has also determined that each member of the Audit Committee is financially literate, as required under the NYSE listing standards, and that Mr. Dimick is an “audit committee financial expert” within the meaning of SEC rules. Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of four public companies, in addition to our Audit Committee. In light of Mr. Dimick’s other commitments, our Board has concluded that his service on those four audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2011, the Audit Committee held seven meetings. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Stockholders and other parties interested in communicating directly with our Audit Committee, our independent directors as a group, our non-management directors as a group or our presiding director of the executive sessions of the non-management directors may do so by writing to our Secretary at Alliance HealthCare Services, Inc. 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. Our Secretary will review all such correspondence and forward to the Board a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Alliance that is addressed to members of the Board and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to those matters.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees or stockholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call (800) 799-4605 to make anonymous submission of their concerns.

Pay Risk

The Compensation Committee and the Board as a whole perform an ongoing oversight of our compensation practices in light of the risks in our operations. The oversight includes, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update and measure short-term and long-term objectives; the effectiveness and nature of communications within Alliance and between management and our Board and other stakeholders; and our compliance policies, practices and programs. In general, based upon this review, each of the Compensation Committee and the Board believes that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, and do not reward unreasonable risk. You can find a more detailed description of the risk factors associated with our business in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2011.

As described in more detail below, the Compensation Committee and the Board believe that our compensation policies and practices encourage actions that increase the value of Alliance and are well aligned with our strategic objectives. Based on our ongoing assessment of its compensation practices, the Compensation Committee and the Board believe that those practices are not reasonably likely to have a material adverse effect on Alliance.

The base salaries we pay to our employees are fixed in amount, and thus the Compensation Committee and the Board do not believe that these base salaries encourage excessive risk-taking.

The Imaging division has established separate bonus and commission plans for its sales, marketing and operations teams. For the sales team, commissions are tied to signing service agreements with new customers and renewing service agreements with existing customers. The longer the term of the agreement and the higher the value of the agreement, the larger the commission. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff receive bonuses based on achievement of budgeted revenue and scan volume targets. Operations team members receive bonuses based on achievement of budgeted revenue and “profit after lease,” as defined below in the Compensation Discussion and Analysis. Some operations team members also receive a transactional bonus based on customer renewals.

The Radiation Oncology division has established separate bonus and commission plans for its business development, marketing and operations teams. For the business development team, we pay bonuses when new deals are signed, based on the value of the particular deal. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff are paid bonuses based on achievement of budgeted revenue and for patient referrals from new physicians. We pay the operations team bonuses based on achievement of budgeted revenue and profit after lease. Physicists and dosimetrists working for the Radiation Oncology division have up to 80% of their bonuses tied to quality components such as equipment safety and appropriate staffing levels.

The Compensation Committee and Board believe that the Imaging division and Radiation Oncology division bonus and commission plans appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

Many of our employees are awarded long-term equity-based incentives that are important to help further align those employees’ interests with those of our stockholders. The Compensation Committee and Board do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

The Board’s Role in Risk Management

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of the Board’s risk management oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board has delegated risk management responsibility with respect to legal and regulatory compliance, including compliance with the Sarbanes-Oxley Act of 2002, to the Audit Committee. The Audit Committee oversees the implementation of our Compliance Program, Records Retention Policy and Sarbanes-Oxley compliance as well as other compliance policies. The Audit Committee has a particular focus on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. The Board has delegated responsibility for our directors and officers insurance programs to the Compensation Committee and our general liability and other insurance programs to the Finance Committee. The Audit Committee, Compensation Committee and Finance Committee regularly report to the Board concerning risk management issues. Our Audit Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and works closely with our legal and regulatory groups. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Directors’ Compensation

In March 2012 our Board of Directors, based on a recommendation by our Compensation Committee, revised our standard board and committee compensation arrangements for 2012 as described below. In making these changes, the Board of Directors and Compensation Committee consulted with F.W. Cook, which compared our compensation program for non-employee directors to similar programs of the companies in the executive compensation peer group.

2011 Board Compensation. We paid our non-employee directors an annual fee of $35,000 for their services as directors. In addition, we granted restricted stock to our non-employee directors who are unaffiliated with Oaktree and MTS (the “Unaffiliated Directors”). During 2011, the Unaffiliated Directors were Mr. Buckelew, Mr. Dimick and Mr. Samek. Each Unaffiliated Director received an annual restricted stock award on December 31, 2011 of the number of shares of our Common Stock having a value equal to $80,000, rounded down to the nearest whole share, and calculated using the average share price of our Common Stock over the 15-day period preceding the grant date. This restricted stock award will vest on December 31, 2012 if the Unaffiliated Director continues his service with us through that date. On December 31, 2011, our directors who are affiliated with Oaktree and MTS (the “Oaktree/MTS Directors”), namely Mr. Harmon, Mr. Bendikson and Mr. Lane, received additional cash compensation of $80,000 for their Board service during 2011. As in prior years, non-employee directors receive reimbursement of travel expenses related to their Board service. Non-employee directors who also served as members of our Audit Committee received an additional $15,000 per year, and the non-employee director who serves as Chairman of our Audit Committee received an additional $20,000 per year.

2012 Board Compensation. Under our revised compensation program for non-employee directors that will be in effect during 2012, we will pay our non-employee directors an annual fee of $40,000 for their services as directors. In addition, each Unaffiliated Director will receive a restricted stock award on December 31, 2012 of the number of shares of our Common Stock having a value equal to $40,000, rounded down to the nearest whole share, and calculated using the average share price of our Common Stock over the 15-day period preceding the grant date. This restricted stock award will vest on December 31, 2013 if the Unaffiliated Director continues his service with us through that date. Also, each Unaffiliated Director will receive additional annual cash compensation of $40,000, payable quarterly in installments of $10,000 each, for his Board service during 2012. On December 31, 2012, each Oaktree/MTS Director will receive additional cash compensation of $80,000 for his Board service during 2012. As in prior years, non-employee directors will receive reimbursement of travel expenses related to their Board service. For 2012, our directors will receive the following retainers for their service on committees of the Board of Directors and for serving as a chair of a committee:

Committee Chair Retainers
Audit	$30,000
Finance	25,000
Compensation	5,000
Nominating and Corporate Governance	5,000

Committee Member Retainers
Audit	$15,000
Finance	5,000
Compensation	5,000
Nominating and Corporate Governance	5,000

We have established a directors’ deferred compensation plan for all non-employee directors. No directors elected to participate in the directors’ deferred compensation plan in 2011, and only Mr. Dimick has an account balance under the directors’ deferred compensation plan. Upon retirement, separation from the Board or the occurrence of a change of control event, Mr. Dimick has the option of being paid cash or receiving Common Stock for his phantom shares.

The following table summarizes the compensation earned during the fiscal year ended December 31, 2011 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Total ($)
Aaron A. Bendikson	115,000	—	115,000
Larry C. Buckelew(5)	50,000	80,000	130,000
Neil F. Dimick(5)	55,000	80,000	135,000
Michael P. Harmon	115,000	—	115,000
Curtis S. Lane	115,000	—	115,000
Edward L. Samek(5)	50,000	80,000	130,000

(1)	The amounts in this column represent fees payable to Mr. Buckelew and Mr. Samek who served as members of our Audit Committee and received $15,000 per year, and fees payable to Mr. Dimick, who served as Chairman of our Audit Committee and received $20,000 per year. The fees paid to Mr. Buckelew, Mr. Dimick and Mr. Samek included an annual payment of $35,000 each for Board service, which is paid in equal quarterly installments.

(2)	The annual fee paid to each of the Oaktree/MTS Directors for their services is $35,000, which is paid in equal quarterly installments to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director. In addition, on December 31 of each year, in lieu of an annual restricted stock award, the Oaktree/MTS Directors each receive additional cash compensation of $80,000 in consideration of their Board service during the prior fiscal year, which is paid annually to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director.

(3)	The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (revised January 15, 2010), “Stock Compensation.” Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)	As of December 31, 2011, Mr. Dimick had 5,558 outstanding phantom shares in his account under our directors’ deferred compensation plan.

(5)	As of December 31, 2011, Mr. Samek, Mr. Buckelew and Mr. Dimick each held 73,846 shares of restricted stock.

OWNERSHIP OF ALLIANCE COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 26, 2012: (a) by each person who is known by us to own beneficially more than 5% of our Common Stock; (b) by each of our named executive officers identified in the table under the heading “Summary Compensation Table” (including Michael F. Frisch and Eli H. Glovinsky, who are no longer employed by us); (c) by each of our directors and nominees for director; and (d) by all of our present executive officers and directors as a group.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned
Oaktree Capital Management L.P.(2)	24,902,611	46.7%
Discovery Group I, LLC(3)	4,872,969	9.2%
MTS Health Investors LLC(4)	2,287,106	4.3%
Paul S. Viviano(5)	1,984,344	3.6%
Howard K. Aihara(6)	354,716	*
Richard A. Jones(7)	139,775	*
Richard J. Hall	75,000	*
Michael F. Frisch	99,660	*
Eli H. Glovinsky	45,000	*
Aaron A. Bendikson	—	—
Larry C. Buckelew	134,541	*
Neil F. Dimick	133,078	*
Michael P. Harmon(2)	24,902,611	46.7%
Curtis S. Lane(4)	2,287,106	4.3%
Edward L. Samek	187,520	*
All Present Executive Officers and Directors (11 persons)(8)	30,198,691	54.9%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them and have an address in care of our principal office. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 53,319,323 shares outstanding as of March 26, 2012, except for certain persons who hold options that are presently exercisable or exercisable within 60 days of March 26, 2012. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of March 26, 2012 are based upon the sum of 53,319,323 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of March 26, 2012 held by them, as indicated in the following notes.

(2)	Oaktree Capital Management, L.P. is a limited partnership ultimately controlled by Oaktree Capital Group Holdings GP, LLC. Oaktree Capital Group Holdings GP, LLC is a limited liability company managed by Stephen A. Kaplan, Howard S. Marks, Bruce A. Karsh, Kevin Clayton, John B. Frank, Larry W. Keele, David M. Kirchheimer and Sheldon M. Stone. Each of Aaron A. Bendikson and Michael P. Harmon is a member of our Board and is an executive of Oaktree. Each of Mr. Bendikson and Mr. Harmon disclaims beneficial ownership of any shares beneficially owned by Oaktree Capital Management. L.P. The address of Oaktree Capital Group Holdings GP, LLC, Oaktree Capital Management, L.P., Mr. Bendikson and Mr. Harmon is: c/o Oaktree Capital Management L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)

According to its most recent Schedule 13D filed with the SEC on November 3, 2011, Discovery Group I, LLC, which beneficially owns 4,872,969 shares of Common Stock, is the sole general partner of Discovery

Equity Partners, L.P. which beneficially owns 4,233,922 shares of Common Stock. Discovery Equity Partners, L.P. has sole discretionary investment authority with respect to another private partnership’s investment in the Common Stock. Mr. Daniel J. Donoghue and Mr. Michael R. Murphy are the sole managing members of Discovery Group I, LLC. As a consequence, Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by both of the partnerships, while Discovery Equity Partners, L.P. shares beneficial ownership with Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy of only the shares of Common Stock owned by it. The address of Discovery Group I, LLC, Discovery Equity Partners, L.P., Mr. Donoghue and Mr. Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(4)	MTS Health Investors L.L.C. is a limited liability company, the senior managing members of which are Curtis S. Lane and Oliver T. Moses. Mr. Lane is currently a member of our Board. Mr. Lane may be deemed to share beneficial ownership of any shares beneficially owned by MTS Health Investors L.L.C. Mr. Lane disclaims such beneficial ownership. The address of MTS Health Investors L.L.C. and Mr. Lane is: c/o MTS Health Investors L.L.C., 623 Fifth Avenue, New York, NY 10022.

(5)	This amount for Mr. Viviano includes 1,410,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)	This amount for Mr. Aihara includes 200,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)	This amount for Mr. Jones includes 55,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)	This amount includes 1,665,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days. This amount also includes 5,558 phantom shares issuable upon retirement, separation from the Board or the occurrence of a change of control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Purpose of Compensation

We have designed our executive compensation program to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain executives who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Named Executive Officers

Our “named executive officers” for 2011 under applicable SEC disclosure rules are:

•	Paul S. Viviano, Chairman of the Board and Chief Executive Officer (CEO);

•	Howard K. Aihara, Executive Vice President and Chief Financial Officer (CFO);

•	Richard J. Hall, President, Radiation Oncology Division;

•	Richard A. Jones, Executive Vice President, Imaging Division;

•	Michael F. Frisch, former President, Imaging Division; and

•	Eli H. Glovinsky, former Executive Vice President, General Counsel and Secretary.

Mr. Frisch and Mr. Glovinsky left our employment in August 2011 in connection with an organizational restructuring.

Stockholder Advisory Vote on Executive Compensation

At our annual meeting of stockholders held on May 16, 2011, our stockholders voted as follows with respect to Proposal 3: Resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes
37,929,091	7,073,598	936,665	2,532,424

Shares voted “for” were (a) 84.3% of the shares voted at the annual meeting and (b) 82.6% of the shares present at the meeting (excluding broker non-votes). We have considered the votes summarized above but have not taken any particular action in response. At our 2011 annual meeting of stockholders, our stockholders also voted in favor of having a non-binding stockholder vote on executive compensation once every three years; our next stockholder advisory vote on executive compensation will occur at our 2014 annual meeting of stockholders. We note that two of the four members of our Compensation Committee, Aaron A. Bendikson (Chairman) and Curtis S. Lane, are executives with Oaktree Capital Management, L.P. and MTS Health Investors L.L.C., respectively, which own 46.7% and 4.3% of our outstanding Common Stock, respectively. As a result, these stockholders have substantial influence on our compensation process and decisions.

Compensation Objectives

Our Compensation Committee has designed our executive compensation to be significantly performance-based. The Compensation Committee believes that compensation we pay to our executives should align closely with our performance on both a short-term and long-term basis; should be linked to specific, measurable results intended to create value for stockholders; and should assist us in attracting and retaining key executives critical to our long-term success.

More particularly, our compensation program strives to achieve the following objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Alliance through restricted stock and stock options.

To achieve these objectives, we pay our executive officers competitively, consistent with our success and their contribution to that success. We ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive’s compensation to identified key measures of our performance and the executive’s own performance. Consistent with this performance-based philosophy, our executive officer compensation includes a significant incentive-based component in addition to a base salary. The Compensation Committee reserves for our named executive officers the largest potential compensation awards for performance- and incentive-based programs.

The elements of our executive compensation include the following:

•	annual base salary;

•	annual cash bonus opportunity in accordance with our Executive Incentive Plan;

•	discretionary long-term equity awards in accordance with our 1999 Equity Plan;

•	retention bonuses in circumstances in which we deem it prudent; and

•	additional benefits and perquisites.

Our Compensation Committee allocates total compensation between cash and equity based in part on a review of peer group healthcare services companies of comparable size, as discussed below. The allocation reflects what the members of the Compensation Committee believe to be an appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with stockholders. Our Compensation Committee annually evaluates the balance between equity and cash compensation among executive officers.

To further tie compensation to performance, our Executive Incentive Plan requires no minimum compensation award, and our 1999 Equity Plan requires no minimum equity award.

Process for Determining Compensation Awards

The Compensation Committee evaluates the performance of our CEO and has the sole authority to approve his compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to all compensation for all other executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers.

In connection with the determination of compensation awards, our CEO evaluates the performance of each member of our executive management team. Each of them in turn participates in an annual performance review with the CEO to provide input about the member’s contributions to our company for the relevant period. The Compensation Committee annually reviews the performance of our executive management team, and our CEO’s assessments of that performance, when making its compensation determinations.

Compensation Benchmarking and Peer Group

The Compensation Committee considers the compensation paid by a peer group of healthcare services companies in determining base salaries, target bonus percentages, discretionary equity grants and allocation of total compensation between cash and equity. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee considers the peer group data but does not target any specific positioning for the compensation components or total compensation.

In 2011, the Compensation Committee directly engaged F.W. Cook, a nationally recognized consulting firm dedicated to assisting clients with compensation plan design for executives, key employees and boards of directors, to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. F.W. Cook does not provide any other services for us. At the Compensation Committee’s direction, F.W. Cook evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, cash bonuses to retain executive officers and the relative experience and responsibilities of executives. F.W. Cook also prepared a summary comparison of Alliance’s various compensation components and total compensation to the peer group data.

F.W. Cook provided data and analysis to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives, which we collectively refer to in this discussion as the 2011 report. The components of the executive compensation package described below were determined in part based on F.W. Cook’s input and our Compensation Committee’s review of the 2011 report. Based on its review of our compensation program with F.W. Cook and in light of the 2011 report, our Compensation Committee believes that the structure of our compensation, including annual base salary, annual incentive cash compensation opportunities and discretionary stock awards, is comparable to the compensation structures of our peer companies. Further, based in part on its review of data provided by F.W. Cook regarding retention and other compensation actions at healthcare and services providers whose stock price has significantly declined as ours did in 2011, our Compensation Committee believes that the amount and structure of the retention bonuses are appropriate. In setting the compensation of our executives in 2012, our Compensation Committee reviewed the 2011 report and used it as a general point of reference in evaluating the competitive market.

The peer group used in the 2011 report was comprised of the following 12 companies recommended by F.W. Cook and agreed to by the Compensation Committee: Air Methods Corporation, Amedisys Inc., American Dental Partners, Inc., AMN Healthcare Services, Inc., AmSurg Corp., Cross Country Healthcare, Inc., Hanger Orthopedic Group, Inc., Healthways, Inc., IPC The Hospitalist Company, Inc., Radnet Inc., Rotech Healthcare Inc. and U.S. Physical Therapy, Inc. The Compensation Committee believes that this group of companies provides an appropriate peer group because the companies are primarily engaged in healthcare services and healthcare facilities, include nine companies in Alliance’s previous executive compensation peer group (as disclosed in its 2011 proxy statement) and balance Alliance’s relative size in terms of revenue, EBITDA, market cap and enterprise value. The following companies were added to the peer group because they fit the foregoing criteria: AMN Healthcare Services, Inc., IPC The Hospitalist Company, Inc., and U.S. Physical Therapy, Inc.

The following companies were dropped from the peer group, primarily because they are significantly larger than Alliance and no longer comparable: inVentiv Health, Inc., Inverness Medical Innovations Inc., Mednax Inc., RehabCare Group, Inc. and TLC Vision Corporation.

Annual Base Salary

The Compensation Committee establishes base salaries for executive officers based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies and company budget. Based on proxy data described in the 2011 report, base salary for our CEO is consistent with the median, and base salaries for our other named executive officers in 2011 fall 10% to 20% below the median of our peer group of companies. The Compensation Committee sets the base salary of each of our named executive officers each year based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO regarding executives other than himself. The Compensation Committee also considers how the executive’s base salary compares with the peer group generally, but the Compensation Committee does not target any specific level of base salary for the executives as compared to the peer group. Any increase in salary is discretionary, and our executives receive no formulaic base salary increases.

Only one of our named executive officers received a base salary increase for 2011 over his base salary for 2010: Mr. Aihara, our CFO, received an $8,580 raise in base salary to $294,580. The Compensation Committee awarded this increase in salary based upon its evaluation of his performance for 2010. Richard A. Jones, Executive Vice President, Imaging Division, received a $10,000 increase in salary to $265,000 when he was promoted to head of our Imaging Division in August 2011. With respect to 2012 base salaries, only one of our named executive officers, Richard J. Hall, President, Radiation Oncology Division, received a base salary increase for 2012 (from $275,000 to $300,000). The Compensation Committee awarded this increase in salary due to the strong performance of the Radiation Oncology Division, the growth in the number of stereotactic radiosurgery centers in 2011, including the eight centers acquired in connection with our acquisition of US Radiosurgery, LLC in April 2011 and the successful integration of that acquisition.

The 2012 base salaries for our named executive officers are as follows:

Name and Title	2012 Salary
Paul S. Viviano, Chairman of the Board and Chief Executive Officer	$600,000
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$294,580
Richard J. Hall, President, Radiation Oncology Division	$300,000
Richard A. Jones, Executive Vice President, Imaging Division	$265,000

Performance-Based Compensation

Annual Cash Bonus Opportunity

Our named executive officers participate in an Executive Incentive Plan that is tied directly to key measures of our overall success. The Executive Incentive Plan has three performance measures:

(1)	“profit after lease” or “Company PAL” component—30% of the 2011 bonus opportunity;

(2)	return on capital component—30% of the 2011 bonus opportunity; and

(3)	individual performance objectives (“Performance Objectives”) based primarily on the executive’s responsibilities within our company—40% of the 2011 bonus opportunity.

The Compensation Committee assigns to each of our executives an annual target bonus that is stated as a percentage of his annual base salary. The percentage target increases along with the executive’s responsibilities within our company and with the named executive officer’s ability to influence the overall results of our company. For 2011, based on our Compensation Committee’s recommendation, our Board maintained the target bonus percentage for Mr. Viviano, our CEO, at 85% of his annual base salary, which reflects his overall responsibility over our company and his ability to directly affect our success.

The Compensation Committee also set the following target bonus percentages for the other named executive officers: Mr. Aihara, our CFO—75% of annual base salary, and Mr. Hall, Radiation Oncology Division President—85% of annual base salary. The Compensation Committee determined that these percentages appropriately reflected the responsibilities held by each officer and his ability to affect the success of our company. Our CEO and CFO have minimum target bonus percentages of 80% and 75% of annual base salary, respectively, under employment agreements we entered into with these executives. See “—Employment and Severance Agreements—Agreements with Our CEO and CFO.” We do not have a formal policy on adjustment or recovery of cash bonus awards if we restate our financial statements after payment of the awards.

The Compensation Committee bases annual targets for the determination of return on capital and Company PAL on budgeted profitability levels that the Board of Directors has approved and generally considers to be reasonably attainable while requiring substantial effort.

Mr. Frisch and Mr. Glovinsky left our employment in August 2011. See “—Employment and Severance Agreements—Severance Payments to Mr. Frisch and Mr. Glovinsky” below, for a summary of our severance arrangements with each of them.

Company PAL Component. The Company PAL component constituted 30% of the annual bonus opportunity in 2011. “Company PAL” means revenue less cost of revenue, SG&A expenses, equity earnings in unconsolidated joint ventures, other income and expenses and internal lease expense. The higher our Company PAL, the higher the bonus percentage. The purpose of basing a significant portion of executives’ annual bonus on Company PAL is to motivate executives to maximize earnings from our operations. In 2011, our Company PAL target was $59.2 million, and we achieved 82.8% of this target, which resulted in no bonus payout under the Executive Incentive Plan for the Company PAL component. The Company PAL component will constitute 40% of the annual bonus opportunity in 2012. For Mr. Viviano and Mr. Aihara, the Company PAL component will be company-wide, and for Mr. Hall and Mr. Jones, the PAL component will be 50% Company PAL and 50% based on the PAL of their respective divisions.

Return on Capital Component. The return on capital component constituted 30% of the annual bonus opportunity in 2011. The return on capital component is based on (1) investments in fixed-site imaging centers and radiation oncology centers (collectively, the “de novo investments”) and (2) acquisition investments. The return on capital is determined based on EBIT, which we define as earnings before interest and income taxes divided by total capital expended in the applicable year. For the de novo investments, this return on capital is measured against a return on capital expectation. In 2011, the minimum threshold to earn the de novo investment return on capital component of the bonus was an 11% return on capital. For acquisition investments, this return on capital is measured against the modeled return on capital of acquisitions. The 30% annual bonus opportunity for the return on capital component is weighted based on the size of the total capital expended on the de novo center openings and the capital deployed for investments in acquisitions. The Board of Directors considers our success in developing these de novo centers and in strategically investing in acquisitions to be critical components for our overall success.

The return on capital for both de novo investments and acquisition investments will be measured and paid two and three fiscal years after the investment is made. The purpose of this deferral in measurement is to encourage our executives to make sound long-term investments and to allow for these investments to mature over time. One-half of this bonus is earned and paid in the second fiscal year after the investment is made and the other 50% of this bonus is earned and paid in the third fiscal year after the investment is made. For example, de novo investments and acquisition investments made in 2011 will be calculated and paid after the completion of the 2013 and 2014 fiscal years.

In 2011, the minimum threshold to earn the return on capital component of the bonus for the de novo centers was an 11% return on capital.

In 2011, the return on capital component of the bonus for acquisition investments will be based on achievement of the return on capital of the acquisition model approved by the Board of Directors. The higher the return on capital relative to the model, the higher the bonus percentage for the return on capital component for investments in acquisitions. The return on capital component of the plan related to acquisition investments did not become effective until January 1, 2009. There were no acquisitions in 2009.

We calculated the de novo centers return on capital bonus payout for 2011 based on 2008 and 2009 targets of an 11% minimum return on capital in each year. For 2008, we achieved a 13.3% return on capital, which equated to a 66% bonus payout related to the 2008 achievement under the Executive Incentive Plan as follows: Mr. Viviano, our CEO—$57,783 or 11.2% of his 2008 annual base salary and Mr. Aihara, our CFO—$27,225 or 9.9% of his 2008 annual base salary. For 2009, we achieved a 10.1% return on capital, which equated to a 0% bonus payout related to the 2009 achievement. The foregoing bonus percentages are weighted based on relative size of de novo center investments and investments in acquisitions for the relevant periods, i.e., 2009, 2010 and 2011. There were no applicable acquisitions in 2008 or 2009.

The return on capital component will constitute 20% of the annual bonus opportunity in 2012.

Performance Objectives Component. In 2011, the Compensation Committee based 40% of the incentive bonus opportunity for our named executive officers on the executive’s performance compared to his individual Performance Objectives. Due to the number of Performance Objectives assigned to each named executive officer, no individual Performance Objective is material to the total compensation paid to a named executive officer. The Compensation Committee has set Performance Objectives to be difficult to attain in light of budget projections and past experience and does not expect the executive officer to attain them with average or below average effort or performance. Many Performance Objectives require the subjective judgment of our Board. The Performance Objectives Component also will constitute 40% of the incentive bonus opportunity in 2012.

Please see the following summaries of the individual Performance Objectives assigned to each named executive officer and the Compensation Committee’s assessment of his achievement of his Performance Objectives.

Chief Executive Officer—Paul S. Viviano

Mr. Viviano’s Performance Objectives for 2011 included such goals as successfully implementing the top strategic initiatives for 2011, completing the integration plan for all entities acquired in 2010, proactively pursuing the valuation and acquisition of providers of professional radiology services and radiation oncology, completing the assessment and successfully implementing the initiatives to restructure billing, scheduling and related services, and continuing to implement the cultural change and management development initiatives to, among other things, improve organizational efficiency, enhance revenue growth and reduce costs. No single Performance Objective for Mr. Viviano had a material effect on the total compensation payable or paid to him. The Board determined that Mr. Viviano had achieved his Performance Objectives at 59% during 2011.

Chief Financial Officer—Howard K. Aihara

Mr. Aihara’s Performance Objectives for 2011 included such goals as providing finance support and leadership to successfully implement the top strategic initiatives for 2011, completing the assessment and successfully implementing the initiatives to restructure billing, scheduling and related services, analyzing and developing appropriate strategies, including outsourcing opportunities, to reduce costs in resource center functional areas (e.g., information technology), assessing and implementing information technology solutions to enhance our operational efficiency, reviewing financial risk areas, including interest rate and diesel fuel, and executing an appropriate hedging strategy, and managing quarterly review and year-end financial statement audits with no recorded audit adjustments and/or restatements. No single Performance Objective for Mr. Aihara had a material effect on the total compensation payable or paid to him. The Board determined that Mr. Aihara had achieved his Performance Objectives at 63% during 2011.

President, Radiation Oncology Division—Richard J. Hall

Mr. Hall’s Performance Objectives for 2011 included such goals as successfully implementing the top oncology strategic initiatives for 2011, achieving store growth of 4% in radiation therapy sites, achieving ACR Accreditation for a minimum of three additional sites, successfully integrating acquisitions and achieving first year model targets, and implementing recommendations from an external consulting firm for business development to refine the value proposition, assessment tool, processes and management metrics. No single Performance Objective for Mr. Hall had a material effect on the total compensation payable or paid to him. The Board determined that Mr. Hall had achieved his Performance Objectives at 80% during 2011.

In summary, for 2011 we paid the following bonuses to our named executive officers for the Performance Objectives component of the annual bonus opportunity:

Name and Title	Performance-Based Cash Bonus for 2011
Paul S. Viviano, Chairman of the Board and Chief Executive Officer	$119,393
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$55,375
Richard J. Hall, President, Radiation Oncology Division	$74,800

Performance-Based Cash Bonus Paid to Richard A. Jones, Executive Vice President, Alliance Imaging Division. Mr. Jones became an executive officer in August 2011 when he was promoted to head our Imaging Division to replace Mr. Frisch. Because he had not previously been an executive officer, he had been compensated under a different structure up to that point. Our CEO then assigned new performance goals and objectives to Mr. Jones for the balance of the year, including achieving specific costs savings targets and developing a new sales and business development infrastructure. Based on his performance for the entire year, our CEO recommended to the Compensation Committee, and our Compensation Committee approved, a $69,165 cash bonus to Mr. Jones for his 2011 performance.

In addition to our Executive Incentive Plan, our Board of Directors or our Compensation Committee may from time to time award discretionary cash bonuses to our executives based on significant contributions to our company.

Discretionary Long-Term Equity Incentive Awards

Our executives are eligible to receive stock options and restricted stock awards. The Compensation Committee in its sole discretion determines all equity awards with input from the CEO. The Compensation Committee typically awards an executive an initial stock option grant on his or her hiring and considers restricted stock awards and additional stock option grants annually.

The Compensation Committee evaluated the allocation of equity awards among stock option grants, restricted stock grants and stock bonus awards available under our 1999 Equity Plan by reference to the peer group included in the 2011 report. The Compensation Committee grants all stock options based on the fair market value as of the date of grant, which is determined using the last quoted price per share on the NYSE on the date of grant. The exercise price for initial stock option grants to new executives is the closing market price of our stock on the executive’s first day of employment with us, which in all cases is the date of grant. The Compensation Committee has historically approved the granting of options and shares of restricted stock at its meeting in December of each year. The grant date for stock options is typically the first trading date of the following year, with the exercise price being the closing market price of our stock on that date. The grant date for restricted stock is typically the last trading date of the current year.

The Compensation Committee determines guidelines for the number of stock options and restricted stock awards granted to each executive based upon several factors, including the executive’s job level, performance and the value of our stock at the time of grant. As a result, the Compensation Committee may make additional grants other than an initial grant or may make an annual award following a significant change in job responsibility or in recognition of a significant achievement. As noted above, in determining the size of equity awards, the Compensation Committee also considers the equity awards made by our peer group.

With respect to restricted stock grants made on January 1, 2011, the Compensation Committee determined that such awards were necessary to attract and retain talented senior executives, in light of state of the healthcare industry, including anticipated effects of various healthcare laws and regulations and their implications for options as a performance-based incentive.

On January 1, 2011, our Compensation Committee granted the following restricted stock awards and stock options:

•	Mr. Aihara received a restricted stock award of 4,716 shares that was to vest on December 31, 2011;

•	Mr. Frisch received a restricted stock award of 4,716 shares that was to vest on December 31, 2011;

•	Mr. Glovinsky received

•	a restricted stock award for 15,000 shares that was to vest on December 31, 2011;

•	a restricted stock award for 5,000 shares that was to vest on December 31, 2011; and

•	stock options for 5,000 shares at an exercise price of $4.24 per share that were to vest on December 31, 2011.

The Compensation Committee based these awards on each executive’s performance in 2010. Given the smaller size of these grants and their intent to reward strong performance in 2010, the vesting period for these grants (12 months) was shorter than the standard three-year cliff vesting found in most of our restricted stock awards.

Mr. Aihara’s restricted stock vested on December 31, 2011, given that his employment with us continued through that date. The vesting of Mr. Frisch’s 4,716 shares of restricted stock and of Mr. Glovinsky’s 15,000 shares of restricted stock was accelerated in connection with their separation agreements in August 2011. Mr. Glovinsky forfeited the restricted stock award for 5,000 shares, and his stock options for 5,000 shares expired after he left our employment in August 2011 in accordance with the terms of his option agreement.

The Compensation Committee’s current policy is to grant only time-vested options. Our standard form of stock option agreement provides single trigger acceleration in the event of the sale, lease or transfer of all or substantially all of our assets or the acquisition of 50% or more of our total voting power by way of merger, consolidation or other business combination or purchase other than by OCM Principal Opportunities Fund IV, L.P., MTS Health Investors II, L.P. and their affiliates. Our Compensation Committee has determined that single trigger acceleration remains appropriate to ensure retention of our employees in light of the substantial holdings of our stock by OCM Principal Opportunities Fund IV, L.P. and MTS Health Investors II, L.P. and their ability to cause a change of control.

On December 13, 2011, the Compensation Committee granted stock options to the following named executive officers with an effective grant date of January 3, 2012, the first trading day in 2012. The exercise price of these options is $1.24 per share, the closing price of our Common Stock on the NYSE on that date.

Executive Officer	Number of Stock Options
Richard J. Hall, President, Alliance Oncology	300,000
Richard A. Jones, Executive Vice President, Alliance Imaging	300,000
Howard K. Aihara, Executive Vice President, Chief Financial Officer	80,000

These options have a 10-year term, and they vest and become exercisable 33.33% on each of the first, second and third anniversaries of the grant date, subject to continued employment with us through such dates. In granting these options, the Compensation Committee considered the vesting conditions and value of the executives’ current equity holdings, the relative levels of responsibility of these officers and the need to provide an incentive sufficient to retain their services, while avoiding the opportunity for an unwarranted windfall, given the low retention value of our outstanding stock options. The Compensation Committee elected not to grant any additional stock options to our CEO in light of his expressed desire to preserve the pool of available options for other officers and employees. The Compensation Committee also reviewed the total number of options granted with the historical run rate of the peer group generally, but the Compensation Committee did not target any specific level of equity compensation as compared to the peer group.

Our Compensation Committee believes that the vesting schedules of our options, restricted stock awards and stock bonus awards provide an incentive for executives to remain with us and a reasonable period in which to align the executive with the price appreciation of our stock.

Cash Retention Bonuses

On December 13, 2011, the Compensation Committee of our Board of Directors adopted a retention bonus plan for some of our named executive officers. Given the low level of our stock price and that many of the options previously granted to our named executive officers have exercise prices that are materially greater than our stock price, our Compensation Committee, with the advice of a compensation consultant and input from our Chief Executive Officer, determined that it was prudent to grant cash retention bonuses to some of our named executive officers in an effort to ensure that we retain their services in a difficult environment. The Compensation Committee granted bonuses in the amounts listed to the following named executive officers, with each amount being equal to the target bonus percentage of that executive multiplied by his base salary for 2012.

Name and Title	Amount of Retention Bonus
Paul S. Viviano, Chairman of the Board and Chief Executive Officer	$510,000
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$221,000
Richard J. Hall, President, Radiation Oncology Division	$255,000
Richard A. Jones, Executive Vice President, Imaging Division	$199,000

Each bonus arrangement is evidenced by a letter agreement dated January 31, 2012 and will be payable on the closest pay date following January 31, 2014 if the officer remains an employee in good standing through that date. If the officer chooses to voluntarily terminate his employment with our company at any time before the bonus is paid, he will not be eligible to receive the bonus or any portion of it. If the officer’s employment is terminated “without cause” (as defined in the letter agreement) at any time before January 31, 2013, the officer will receive 50% of his bonus, and if the officer’s employment is terminated “without cause” at any time between February 1, 2013 and January 31, 2014, the officer will receive 100% of the bonus.

Defined Contribution Plan

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of our company and any designated affiliate, including our named executive officers. The 401(k) Plan permits eligible employees, including our executives, to defer up to 25% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In 2010, we suspended matching contributions. We have not yet determined if or when we will re-commence our matching contributions.

Employment and Severance Agreements

Agreements with Our CEO and CFO

We entered into employment agreements and related letter agreements with our CEO and CFO on May 9, 2005, and December 1, 2005, respectively, each of which was amended as of April 16, 2007 and December 9, 2008. The agreements provide for certain post-employment benefits, which our Compensation Committee determined were necessary to help retain these executives. The December 9, 2008 amendments were entered into to ensure compliance with, or an exemption from, Section 409A of the Internal Revenue Code. The agreements provide for the following:

•

the executives are entitled to receive cash bonuses, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals established by the Board in its sole discretion, with an initial annual target bonus amount for Mr. Viviano equal to 80% of his then-current annual base salary, and an initial annual target bonus amount for Mr. Aihara equal to 75% of his then-current annual base salary; and

•	expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $800, in the case of Mr. Viviano, and $600, in the case of Mr. Aihara.

Under each employment agreement, we may terminate the executive’s employment at any time and for any reason and the executive may resign at any time and for any reason. In the event of a termination “without cause” or a resignation for “good reason,” however, the executive is entitled to “Severance Payments” from us, consisting of bi-weekly payments of his base salary and 100% of his target annual bonus, during a defined “Salary Continuation Period,” provided that the executive complies during that period with the non-compete and non-solicitation provisions of the related letter agreement and executes a general release of all claims against us. Our CEO’s Salary Continuation Period is two years, and our CFO’s Salary Continuation Period is 18 months.

Under each employment agreement, if the executive is entitled to receive Severance Payments, during the Salary Continuation Period, he will also be entitled to receive “Ancillary Severance Benefits” from us. This consists of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance (as amended, the agreements specify that the executive will receive up to $35,000 and certain administrative support) relating to his job search. As amended, each agreement also provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of up to six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A.

If a termination occurs in connection with a change in control, our CEO and CFO may be subject to a 20% “golden parachute” excise tax imposed under section 4999 of the Code. This excise tax is triggered if the present value of the amount of “parachute payments,” which are payments considered contingent on a change in control (determined in accordance with Code section 280G), exceeds the executive’s “280G parachute limit.” This limit is generally equal to three times the average annual taxable compensation received from us over the previous five calendar years. Under the original employment agreements, if the excise tax applied, the executive’s benefits would be reduced to the largest amount so that the “golden parachute” excise tax will no longer be applicable. In connection with the April 16, 2007 amendment of the employment agreements and the approval of the new severance agreements with other named executive officers described below, Mercer reviewed the practices of our peer group of companies in a situation where an executive is subject to the 20% “golden parachute” excise tax. Based on the data provided by Mercer, 80% of our peer group of companies provided a full gross up to the CEO and a majority of the companies also provided a full gross up to other named executive officers. A gross up is a cash payment in an amount that leaves the executive economically in the same position as he would be in if the excise tax had not applied. Based on data provided by Mercer, our Board decided to provide for a “conditional” gross-up payment to our named executive officers, which would only apply if the executive’s benefits significantly exceeded the 280G parachute limit. As amended, the employment agreements require us to pay the CEO and/or the CFO a gross-up payment if his parachute payments exceed 110% of the 280G parachute limit, in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied. If the parachute payments are equal to or greater than the 280G parachute limit but do not exceed 110% of the 280G parachute limit, then the amount of the parachute payments will instead be reduced so that they are $1 less than the 280G parachute limit.

If our CEO’s employment with us is terminated due to his disability, we will continue to provide him with disability benefits at least equal to those he would otherwise have received for a period of two years from the commencement of that disability. Our CFO is entitled to receive those benefits for a period of 18 months following a termination due to disability.

Severance Agreements with Other Named Executive Officers

Effective November 2008, we entered into a severance agreement with Mr. Hall, our Radiation Oncology Division President, in connection with his appointment to such position and as part of the total employment package that was necessary to incentivize him to accept the position. If his employment is terminated “without cause” or he resigns for “good reason,” he is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of 12 months, provided that he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The Ancillary Severance Benefits consist of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance up to $35,000 and certain administrative support relating to his job search. The severance agreement provides that, in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of up to six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A. His severance agreement also requires us to pay him the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are equal to or greater than the 280G parachute limit but do not exceed 110% of the 280G parachute limit, then the amount of the parachute payments will instead be reduced so that they are $1 less than the 280G parachute limit.

Severance Payments to Mr. Frisch and Mr. Glovinsky

Mr. Frisch and Mr. Glovinsky left our employment in August 2011. Each of them entered into a separation agreement with us that included a general release of all claims against our company and reflected the terms of their employment and severance agreements, which were substantially identical to the employment agreement and severance agreements of our CEO and CFO. Each of Mr. Frisch and Mr. Glovinsky has a Salary Continuation Period of 18 months, provided that he complies with the non-compete and non-solicitation provisions of the agreements. We also agreed to pay a bonus payment that is intended to reflect their 2011 performance for the portion of the year in which they were employed with us. For more detailed information regarding the actual severance payments made to Mr. Frisch and Mr. Glovinsky under their respective separation agreement, please see the “Executive Compensation—Potential Payments upon Termination or Change of Control” section below.

Other Elements of Compensation; Benefits and Perquisites

Medical Insurance. We provide to each named executive officer and the named executive officer’s eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.

Life and Disability Insurance. We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance. We provide each named executive officer with an automobile allowance during the term of the named executive officer’s employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our named executive officers historically.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Aaron A. Bendikson, Chairman

Larry C. Buckelew

Curtis S. Lane

Edward L. Samek

Summary Compensation Table for 2011

The following table provides compensation information for our principal executive officer, principal financial officer and four other most highly compensated current or former executive officers as of the end of fiscal 2011. We refer to these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul S. Viviano Chairman of the Board and Chief Executive Officer	2011	600,000	—	177,176	19,014	796,190
	2010	600,000	1,855,750	326,219	18,544	2,800,513
	2009	600,000	—	321,080	21,390	942,470

Howard K. Aihara Executive Vice President and Chief Financial Officer	2011	294,580	5,942	82,600	23,196	406,318
	2010	286,000	571,000	139,806	21,459	1,018,265
	2009	286,000	—	160,034	15,120	461,154

Richard J. Hall President, Radiation Oncology Division	2011	275,000	—	74,800	11,612	361,412
	2010	275,000	—	84,501	81,351	440,852
	2009	275,000	—	123,150	180,479	578,629

Richard A. Jones Executive Vice President, Imaging Division(4)	2011	258,846	—	69,165	15,541	343,552
	2010	—	—	—	—	—
	2009	—	—	—	—	—

Michael F. Frisch Former President, Imaging Division	2011	246,539	5,942	27,720	884,376	1,164,577
	2010	300,000	571,000	165,944	20,950	1,057,894
	2009	300,000	—	116,074	15,012	431,086

Eli H. Glovinsky Former Executive Vice President, General Counsel and Secretary(4)	2011	235,074	35,263	—	751,997	1,022,334
	2010	290,000	—	86,239	24,086	400,325
	2009	290,000	—	65,975	30,739	386,714

(1)	The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	Amounts in this column constitute payments made under the 2011 Executive Incentive Plan. The Compensation Committee set the target bonus and performance criteria used to determine whether and to what extent the named executive officers would receive payments under the 2011 Executive Incentive Plan. See “Compensation Discussion and Analysis—Performance-Based Compensation—Annual Cash Bonus Opportunity” section above for details regarding the 2011 Executive Inventive Plan.

(3)	Amounts in this column include the value shown in the following table of other compensation and perquisites paid to named executive officers whose other compensation and perquisites totaled $10,000 or more in value in 2011, 2010 or 2009. Each item is valued at the actual amount we paid to the provider on behalf of the named executive officer.

Name	Year	Severance ($)	Relocation / Living Expenses ($)	Cash payments in lieu of sick day ($)	401(k) matching contributions ($)	Cash payments in lieu of accrued vacation ($)	Auto Allowance ($)	Commuting Expenses ($)	Life insurance premiums paid by the company ($)	Total ($)
Paul S. Viviano	2011	—	—	2,308	—	—	9,600	3,494	3,612	19,014
	2010	—	—	2,307	—	—	9,600	3,025	3,612	18,544
	2009	—	—	2,308	5,306	—	9,600	564	3,612	21,390

Howard K. Aihara	2011	—	—	1,133	—	11,330	7,200	2,561	972	23,196
	2010	—	—	1,100	—	11,000	7,200	1,219	940	21,459
	2009	—	—	—	6,125	—	7,200	855	940	15,120

Richard J. Hall	2011	—	—	—	—	—	9,000	32	2,580	11,612
	2010	—	67,714	—	—	—	9,000	2,057	2,580	81,351
	2009	—	163,561	—	4,642	—	9,000	696	2,580	180,479

Richard A. Jones	2011	—	—	981	—	4,904	7,200	1,616	840	15,541
	2010	—	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—	—

Michael F. Frisch	2011	876,660	—	1,188	—	—	5,068	374	1,086	884,376
	2010	—	—	—	—	11,538	7,200	694	1,518	20,950
	2009	—	—	—	6,125	—	7,200	174	1,513	15,012

Eli G. Glovinsky	2011	741,475	—	1,116	—	—	6,757	1,581	1,069	751,997
	2010	—	—	—	—	11,154	9,600	1,869	1,463	24,086
	2009	—	—	1,115	6,125	11,154	9,600	1,790	955	30,739

(4)	In 2011, Mr. Jones and Mr. Glovinsky became named executive officers.

Grants of Plan-Based Awards for 2011 Fiscal Year

The following table shows grants of plan-based awards in fiscal 2011 to the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name (a)	Board Approval Date(1)	Grant Date (1)	Threshold ($)	Target ($)(3)
Paul S. Viviano	11/22/10		—	510,000
Howard K. Aihara	11/22/10		—	220,935
	11/22/10	1/1/2011			4,716	5,942
Richard J. Hall	11/22/10		—	233,750
Richard A. Jones	11/22/10		—	195,000
Michael F. Frisch	11/22/10		—	255,000
	11/22/10	1/1/2011			4,716	5,942
Eli G. Glovinsky(4)	11/22/10		—	188,500
	11/22/10	1/1/2011			15,000	18,900
	11/22/10	1/1/2011			5,000	6,300
	11/22/10	1/1/2011			5,000	10,063

(1)	Each award of restricted stock fully vests on December 31, 2012, subject to the executive’s continued service through that date.

(2)	Reflects potential awards under our 2011 Executive Incentive Plan. The threshold amount assumes that the executive met the threshold level of performance for each of the performance measures. The 2011 Executive Incentive Plan contained two performance measures that constituted 60% of each executive’s annual bonus opportunity: the “profit after lease” or “Company PAL” component (30%) and a return on capital component (30%). Each executive’s individual Performance Objectives constituted the remaining 40% of the annual bonus opportunity. The target amount assumes that the executive met the target level of performance for each of these performance measures. There is no maximum level of performance under the 2011 Executive Incentive Plan.

(3)	The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)	Mr. Glovinsky received a restricted stock award for 15,000 shares that was to vest on December 31, 2011; a restricted stock award for 5,000 shares that was to vest on December 31, 2011, which he subsequently forfeited; and stock options for 5,000 shares at an exercise price of $4.24 per share that were to vest on December 31, 2011. The vesting of Mr. Glovinsky’s 15,000 shares of restricted stock was accelerated in connection with his separation agreement, and his stock options for 5,000 shares expired after he left our employment in August 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2011:

	Grant Date	Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul S. Viviano	1/2/03	500,000			5.27	1/2/13
	1/2/03	500,000			5.27	1/2/13
	1/5/04	120,000			3.67	1/5/14
	1/3/05	140,000			12.35	1/3/15
	2/3/06	150,000			4.19	2/3/16
	1/1/10						325,000	(2)	409,500

Howard K. Aihara	1/15/03	20,000			5.19	1/15/13
	1/5/04	10,000			3.67	1/5/14
	1/3/05	20,000			12.35	1/3/15
	12/1/05	150,000			5.56	12/1/15
	1/1/10						100,000	(2)	126,000

Richard J. Hall

Richard A. Jones	1/15/03	5,000			5.19	1/15/13
	1/5/04	7,500			3.67	1/5/14
	1/3/05	8,000			12.35	1/3/15
	2/3/06	35,000			4.19	2/3/16
	1/1/10						50,000	(2)	63,000

Michael F. Frisch

Eli K. Glovinsky

(1)	The dollar values of these awards are calculated by multiplying the number of shares or units by $1.26 share, the last reported sales price of our Common Stock on December 30, 2011, the last trading day of 2011.

(2)	These amounts represent restricted stock awards granted on January 1, 2010 and will cliff vest after three years, provided that the employee remains continuously employed through the vesting date.

Potential Payments upon Termination or Change of Control

The table below sets forth the estimated value of certain compensation that would have become payable under existing plans and contractual arrangements assuming (a) a termination of employment without “cause,” or (b) a change of control and termination of employment without “cause” occurred on December 31, 2011, based upon the closing price of Alliance’s Common Stock on December 30, 2011 ($1.26), the last trading day of 2011 and the named executive officers’ compensation and service levels as of such date. Please see the section entitled “Compensation Discussion and Analysis—Employment and Severance Agreements” above for a description of the terms and provisions of contractual arrangements related to our named executive officers. We report amounts in the table below without any reduction for possible delay in the commencement or timing of payments.

For all named executive officers, under the 1999 Equity Plan and the agreements evidencing awards granted under the 1999 Equity Plan, the vesting of stock options fully accelerates upon a change of control (as defined in the form option agreement) and the vesting of restricted stock awards accelerates pro rata upon a change of control (as defined in the 1999 Equity Plan) at a rate of one-third of the award for each year lapsed since the award date.

	Before Change of Control Termination w/o Cause or for Good Reason ($)	After Change of Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Change of Control (without Termination of Employment) ($)
Paul S. Viviano
Salary Continuation Payments(1)	$1,200,000	$1,200,000	$—	$—	$—	$—
Bonus Payments(2)	1,020,000	1,020,000	—	—	—	—
Accrued Benefits(3)	312,308	312,308	263,182	312,308	—	—
Outplacement Services(4)	35,000	35,000	—	—	—	—
Vesting of Stock Options(5)	—	273,000	—	—	—	273,000
Total	$2,567,308	$2,840,308	$263,182	$312,308	$—	$273,000

Howard K. Aihara
Salary Continuation Payments(6)	$441,870	$441,870	$—	$—	$—	$—
Bonus Payments(7)	331,403	331,403	—	—	—	—
Accrued Benefits(3)	168,879	168,879	133,026	168,879	—	—
Outplacement Services(4)	35,000	35,000	—	—	—	—
Vesting of Stock Options(5)	—	84,000	—	—	—	84,000
Total	$977,152	$1,061,152	$133,026	$168,879	$—	$84,000

Richard J. Hall
Salary Continuation Payments(8)	$275,000	$275,000	$—	$—	$—	$—
Bonus Payments(9)	233,750	233,750	—	—	—	—
Accrued Benefits(3)	131,419	131,419	107,083	131,419	—	—
Outplacement Services(4)	35,000	35,000	—	—	—	—
Vesting of Stock Options(5)	—	—	—	—	—	—
Total	$675,169	$675,169	$107,083	$131,419	$—	$—

Richard A. Jones
Salary Continuation Payments(10)	$194,135	$194,135	$—	$—	$—	$—
Bonus Payments(11)	146,250	146,250	—	—	—	—
Accrued Benefits(3)	138,373	138,373	114,560	138,373	—	—
Outplacement Services(4)	35,000	35,000	—	—	—	—
Vesting of Stock Options(5)	—	42,000	—	—	—	42,000
Total	$513,758	$555,758	$114,560	$138,373	$—	$42,000

Michael F. Frisch
Severance Payments(12)	$876,660	$876,660	$—	$—	$—	$—
Bonus Payments(13)	27,720	27,720	—	—	—	—
Total	$904,380	$904,380	$—	$—	$—	$—

Eli H. Glovinsky
Severance Payments(12)	$741,475	$741,475	$—	$—	$—	$—
Total	$741,475	$741,475	$—	$—	$—	$—

(1)	Equal to 24 months of the executive’s annual base salary as in effect as of December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(2)	Equal to two times the executive’s target cash bonus for the calendar year completed December 31, 2011.

(3)	These amounts are equal to the sum of any accrued obligations not previously paid through the date of termination, including (a) the executive’s base salary, (b) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the executive under the terms and conditions of the applicable bonus plan, incentive compensation plan and/or deferred compensation plan, (c) any vacation pay, expense reimbursements and other cash entitlements accrued by the executive and (d) for a period equal to 18 months (two years for Mr. Viviano and one year for Mr. Hall), continued benefits to the executive and/or the executive’s dependents at least equal to those that would have been provided to them in accordance with the insurance and benefits plans, programs and arrangements (as defined in the agreements), except in the case of death.

(4)	These amounts are equal to a fair market value of outplacement services that would be required for the named executive officer.

(5)	These amounts represent the value of the unvested and accelerated restricted stock awards outstanding at December 31, 2011, calculated by assuming that the market price per share of our Common Stock on the date of termination of employment was equal to the closing price of our Common Stock on December 30, 2011 ($1.26).

(6)	Equal to 18 months of the executive’s annual base salary as in effect as of December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(7)	Equal to 18 months of the executive’s target cash bonus for the calendar year completed December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(8)	Equal to the executive’s annual base salary as in effect as of December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(9)	Equal to the executive’s target cash bonus for the calendar year completed December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(10)	Equal to 9 months of the executive’s annual base salary as in effect as of December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(11)	Equal to 9 months of the executive’s target cash bonus for the calendar year completed December 31, 2011. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(12)	Equal to total severance payments remaining at December 31, 2011, based on the executed separation agreement in effect as of December 31, 2011. To remain eligible for these payments, the executive must not breach a non-competition and non-solicitation agreement.

(13)	Equal to the executive’s actual cash bonus earned for the return on capital component of the Executive Incentive Plan for the calendar year completed December 31, 2011.

401(k) Plan

We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 25% of their annual compensation. In 2009, we matched 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Code so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee’s individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee’s pre-tax contributions are fully vested and nonforfeitable at all times. In 2010 we suspended matching contributions. We have not yet determined if or when we will re-commence our matching contributions.

Matching contributions we made under the 401(k) plan to the named executive officers for the 2009 fiscal year are included under “All Other Compensation” in the Summary Compensation Table.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,652,025	(1)	$6.43	2,818,803	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	3,652,025		$6.43	2,818,803

(1)	Consists solely of awards granted under our 1999 Equity Plan.

1999 Equity Plan

All of our outstanding employee stock options and other equity awards were granted under our Amended and Restated 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries originally dated November 2, 1999, which we refer to as the 1999 Equity Plan. The 1999 Equity Plan is designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

Types of Award. The 1999 Equity Plan provides for the grant of non-qualified options, restricted stock, restricted stock unit, stock bonus and performance-based awards to employees, consultants or other persons with a unique relationship to us or our subsidiaries.

Options Available and Outstanding. A total of 11,025,000 shares were reserved for issuance under the 1999 Equity Plan as of December 31, 2011, of which 3,625,025 were subject to outstanding options as of such date. As of December 31, 2011, an additional 1,366,538 shares were subject to outstanding restricted stock awards.

Administration. The Compensation Committee administers the 1999 Equity Plan. The Compensation Committee has authority to select the employees, consultants or others to whom options will be granted under the plan, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the Compensation Committee has the authority to construe and interpret the 1999 Equity Plan and to adopt rules for the administration, interpretation and application of the 1999 Equity Plan that are consistent with its terms. Awards granted under the 1999 Equity Plan become vested and exercisable as determined by the Compensation Committee at the time of the grant, at a price determined by the committee.

Stockholders’ Agreement. Certain initial option grants made under our 1999 Equity Plan, together with the underlying shares, are subject to the terms and conditions of stockholders’ agreements entered into by grant recipients. The stockholders’ agreements provide that except for limited exceptions, the option holder may not transfer, sell or otherwise dispose of any shares acquired upon exercise of initial option grants prior to the fifth anniversary of the grant date. In December 2007, the Compensation Committee approved a change in the structure of our option agreements which provided that option grants awarded after the date of the change will not be subject to a stockholders’ agreement. This change did not affect the initial option grants to our named executive officers, which remain subject to the stockholders’ agreements.

Amendment. The 1999 Equity Plan may be amended or modified by the Compensation Committee, and may be terminated by our Board. The plan as amended and restated by the Board shall automatically terminate on December 13, 2017, subject to earlier termination by the Board.

Exercise of Options. Options granted under the 1999 Equity Plan may be exercised in cash or, at the discretion of the Compensation Committee, through the delivery of previously owned shares, through the surrender of shares that would otherwise be issuable upon exercise of the option, or any combination of the foregoing.

Change of Control. Under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable before the completion of the change of control. The committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

•	merger or consolidation of our corporation into another corporation;

•	exchange of all or substantially all of our assets for the securities of another corporation;

•	acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

•

recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our Common Stock being exchanged for or converted into cash, securities or other property.

As described under “Compensation Discussion and Analysis—Performance-Based Compensation—Discretionary Long-Term Equity Incentive Awards” above, stock options under our 1999 Equity Plan are subject to single trigger acceleration following a change of control (as defined in the agreement), pursuant to the terms of the option agreement under the plan. Restricted stock awards under our 1999 Equity Plan are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan are generally subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, Mr. Bendikson, Mr. Lane, Mr. Buckelew and Mr. Samek served as members of the Compensation Committee of the Board. No members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2011, or had any relationship otherwise requiring disclosure.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares or any of their respective immediate family members are participants are reviewed by an independent body of the Board, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related person transactions brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on our financial statements.

In the course of their review and approval or ratification of a disclosable related person transaction, the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee or such independent and disinterested members of the Board deem appropriate.

Related Person Transactions

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. We intend to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

We formed a special committee of independent and disinterested directors to consider various matters in connection with the sale of shares by Viewer Holdings LLC (an entity managed by an affiliate of KKR) of 49% of our outstanding shares of Common Stock in April 2007 to Oaktree, MTS and their affiliates, or the purchasers. In connection with their share purchase, the purchasers negotiated a Governance and Standstill Agreement with the special committee. For so long as the purchasers beneficially own an aggregate of at least 35% of our outstanding shares of Common Stock, they shall have the right to designate three persons to our Board. If the purchasers beneficially own less than 35% but at least 25% of our outstanding Common Stock, they shall have the right to designate two persons to our Board. If the purchasers beneficially own less than 25% but at least 15%, they shall have the right to designate only one person to our Board. Viewer Holdings also assigned to the purchasers registration rights under its registration rights agreement with us.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During fiscal 2011, the Audit Committee of the Board consisted of three non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: www.alliancehealthcareservices-us.com/investors/corporate_governance.

What are the responsibilities of management, the independent auditors and the Audit Committee?

The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is to assist the Board with its oversight responsibilities regarding:

•	the integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee’s responsibilities are limited to oversight.

Alliance’s management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, expressing an opinion on the effectiveness of Alliance’s internal control over financial reporting and reviewing our interim financial information.

How does the Audit Committee carry out its responsibilities?

•	The Audit Committee convened seven times during fiscal 2011 to discuss the interim and annual financial statements and Alliance’s internal controls on the financial reporting process.

•

The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2011 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in all material respects.

•

The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and communication regarding its independence from Alliance as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•

The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

•

The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the appointment of Deloitte & Touche LLP as Alliance’s independent registered public accounting firm for fiscal year 2012.

THE AUDIT COMMITTEE

Neil F. Dimick, Chairman

Larry C. Buckelew

Edward L. Samek

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO

ALLIANCE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Overview

The Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012. Under the laws of Delaware, the Board of Directors must adopt any amendment to our Amended and Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this proxy statement as Annex A (the “Amendment”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK.

If our stockholders approve Proposal No. 2 at the Annual Meeting, we expect the Board of Directors to meet soon after the Annual Meeting to determine whether to effect the reverse stock split and, if so, which whole number reverse stock split ratio between 1-for-4 and 1-for-10 is in the best interests of Alliance and our stockholders. If the Board of Directors elects at that meeting not to effect the reverse stock split, the Board of Directors will retain the right and discretion, based on our stockholders’ approval, to determine at a later time, but not later than December 31, 2012, to elect to effect the reverse stock split and to determine the appropriate reverse stock split ratio. If the Board of Directors does not cause the Amendment to be filed to effect the reverse stock split by December 31, 2012, stockholder approval again will be required before we implement any reverse stock split. We believe that granting the Board of Directors the discretion to implement the reverse stock split and to set the reverse stock split ratio within the stated range at any time on or before December 31, 2012 will provide us with the flexibility to implement the reverse stock split, if at all, in a manner designed to maximize the anticipated benefits to our stockholders.

We expect that the primary focus of the Board of Directors in determining the reverse stock split ratio will be to select a ratio that the Board of Directors believes is likely to result in a common stock price that will meet the minimum closing bid price required for initial listing on the Nasdaq or an alternative exchange selected by the Board of Directors. Depending on the ratio for the reverse stock split determined by the Board of Directors, every four, five, six, seven, eight, nine or ten shares of common stock outstanding or held in treasury by Alliance at the effective time of the reverse stock split will be combined into one share of common stock. The number of shares of our common stock outstanding or held in treasury will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors.

The Amendment includes the range of reverse stock split ratios that may apply to the proposed reverse stock split. In accordance with Delaware law, any final determination of the actual reverse stock split ratio to be applied will be made dependent upon facts ascertainable outside the Amendment—in this case, a determination by the Board of Directors. The Board of Directors’ determination to proceed with a reverse stock split, if at all, and the Board of Directors’ determination of the reverse stock split ratio will be reported in a Current Report on Form 8-K filed by Alliance promptly after the Board of Directors makes those determinations.

The reverse stock split, if effected, will only affect outstanding shares of common stock, shares of common stock held in treasury, the number of shares reserved and available for issuance under Alliance’s equity compensation plans (as described further below), and the number, exercise price, grant price or purchase price of shares subject to any outstanding awards under those plans. The reverse stock split will not affect our authorized capital.

To avoid fractional shares of our common stock resulting from the reverse stock split, stockholders of record who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to round up those fractional shares to full shares.

Background and Reasons for the Reverse Stock Split

The primary reason for the proposed reverse stock split is to increase the price of our common stock to meet the minimum closing bid price required for initial listing on the Nasdaq or an alternative exchange should the Board of Directors determine that a change of listing to Nasdaq or an alternative exchange is in the best interests of Alliance and our stockholders.

As we have previously disclosed, on September 28, 2011, the NYSE notified us that we were not in compliance with the NYSE’s continued listing standards because our average market capitalization over a consecutive 30 trading-day period was less than $75 million. On November 14, 2011, we submitted to the NYSE an 18-month plan for regaining compliance with the NYSE’s continued listing standards by returning our market capitalization to above the minimum required level. On December 5, 2011, the NYSE accepted our plan. In accordance with the plan, we have until March 28, 2013 to regain compliance with the NYSE’s continued listing standards by achieving an average market capitalization of at least $75 million over a consecutive 30 trading-day period. As of the date of this proxy statement, our average market capitalization is near the minimum required $75 million level. However, if we are unable to regain compliance with the NYSE’s continued listing standards by March 28, 2013 or maintain compliance thereafter, the NYSE may commence action to suspend and ultimately de-list our common stock.

With this in mind, the Board of Directors has approved the making of initial arrangements for an orderly transfer of the public listing of our common stock from the NYSE to Nasdaq or an alternative exchange, with any final decision to effect such a transfer to be made by further Board of Directors action. Even if we regain compliance with the NYSE’s continued listing standards, the Board of Directors may nonetheless conclude before December 31, 2012 that the transfer of listing of our common stock from the NYSE to Nasdaq or an alternative exchange is in the best interests of Alliance and our stockholders.

To satisfy the initial listing requirements of Nasdaq and certain of the alternative exchanges, the closing bid price of our common stock must be higher than our recent stock price. For example, to satisfy the initial listing requirements of Nasdaq, the closing bid price of our common stock on the NYSE would have to be at least $4.00 for a number of trading days before initial listing on Nasdaq. The Board of Directors has concluded that, absent a market-driven increase in our stock price, the best way for Alliance to increase the closing bid price of our common stock to a level that would meet the initial listing requirements of Nasdaq or an alternative exchange is to effect the reverse stock split.

Board of Directors Discretion to Implement Reverse Stock Split

If our stockholders approve Proposal No. 2 at the Annual Meeting, we will effect the reverse stock split only if the Board of Directors determines, in its sole discretion, that proceeding with the reverse stock split is in the best interests of Alliance and our stockholders to facilitate a transfer of listing of our common stock from the NYSE to Nasdaq or an alternative exchange. As such, we expect that any decision of the Board of Directors to proceed with the reverse stock split will be coupled with the Board of Directors’ decision to proceed with transferring the listing of our common stock from the NYSE to Nasdaq or an alternative exchange. The Board of Directors may determine to proceed with the reverse stock split any time after stockholder approval is given, up to December 31, 2012.

If the Board of Directors determines that the reverse stock split is not in the best interests of Alliance, or if the Board of Directors for any reason does not approve proceeding with the reverse stock split by December 31, 2012, then Alliance will take no action with respect to the Amendment contemplated by Proposal No. 2.

Factors Considered by the Board of Directors

In deciding whether to recommend authorization of the reverse stock split to our stockholders, the Board of Directors considered the effect on the trading price of our common stock if our common stock were not listed on the NYSE, Nasdaq or an alternative exchange. In addition, the Board of Directors also took into account potential negative factors associated with a reverse stock split. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined back to pre-reverse stock split levels, the effect on liquidity that might be caused by a reduced number of shares outstanding and the costs associated with implementing a reverse stock split.

If the Board of Directors decides to effect the reverse stock split, each stockholder will own a fewer number of shares than such stockholder owns immediately before giving effect to the reverse stock split (which fewer number will be equal to the number of shares owned immediately prior to the reverse stock split divided by one of the whole number ratios between 1-for-4 and 1-for-10 selected by the Board of Directors, in its discretion). While the Board of Directors expects that the reverse stock split will result in an increase in the per-share price of our common stock, the Board of Directors also recognizes that the reverse stock split may not increase the per-share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a long-term increase in the per-share price. Other factors unrelated to the number of shares outstanding such as (but not limited to) our financial results, market conditions and the market’s perception of our business may adversely affect the market price of our common stock after the reverse stock split, just as these factors have historically affected us. As a result, we cannot assure you that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the reverse stock split.

If the reverse stock split is effected and the per-share price of our common stock subsequently declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

The Board of Directors considered all of the foregoing factors and determined that authorizing the Board of Directors to effect the reverse stock split is in the best interests of Alliance and our stockholders. As noted above, even if our stockholders approve Proposal No. 2, thereby authorizing the Board of Directors to effect the reverse stock split, the Board of Directors reserves the right not to effect the reverse stock split if the Board of Directors determines that not proceeding with the reverse stock split is in the best interests of Alliance and our stockholders.

Effects of the Reverse Stock Split

General

If our stockholders approve Proposal No. 2 at the Annual Meeting, we will effect the reverse stock split only if the Board of Directors determines, in its sole discretion, that proceeding with the reverse stock split is in the best interests of Alliance and our stockholders to facilitate a transfer of listing of our common stock from the

NYSE to Nasdaq or an alternative exchange. As such, we expect that any decision of the Board of Directors to proceed with the reverse stock split will be coupled with the Board of Directors’ decision to proceed with transferring the listing of our common stock from the NYSE to Nasdaq or an alternative exchange. Any such determination by the Board of Directors will include a determination of the appropriate reverse stock split ratio to be applied. The Board of Directors may determine to proceed with the reverse stock split any time after stockholder approval is given, up to December 31, 2012. If our stockholders approve Proposal No. 2 at the Annual Meeting, we anticipate that the Board of Directors will meet soon after the Annual Meeting to determine whether (a) to proceed with effecting the reverse stock split (and if so to determine the appropriate reverse stock split ratio) and the transfer of listing of our common stock to Nasdaq or an alternative exchange or (b) to defer a decision on the reverse stock split and listing transfer to a future date that could be as late as December 31, 2012.

To satisfy the initial listing requirements of Nasdaq, the closing bid price of our common stock on the NYSE would have to be at least $4.00 for a number of trading days before initial Nasdaq listing. We cannot assure you that we will be successful in meeting these and other listing criteria of Nasdaq or an alternative exchange.

If our stockholders approve Proposal No. 2 at the Annual Meeting and the Board of Directors approves and implements the reverse stock split, the principal effect will be to proportionately decrease the number of shares of our common stock outstanding based on the reverse stock split ratio selected by the Board of Directors. If the Board of Directors elects to effect the reverse stock split at any of the reverse stock split ratios listed in the table below, the number of shares of our common stock outstanding will be reduced by the corresponding percentages to the number of shares of our common stock outstanding as listed in the table below, assuming that the number of shares of our common stock outstanding on the effective date of the reverse stock split is the same number of shares of our common stock outstanding as of the record date (            ).

	Assuming Proposal No. 2 Passes and is Effected
Proposed Reverse Stock Split	Percentage Reduction in the Shares of Common Stock Outstanding	Common Stock Outstanding after the Reverse Stock Split(1)
1-for-4	75%
1-for-5	80%
1-for-6	83%
1-for-7	86%
1-for-8	88%
1-for-9	89%
1-for-10	90%

(1)	Assumes no additional shares of common stock are issued as a result of rounding of fractional shares.

Our common stock is currently registered under Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Immediately following the reverse stock split, our common stock will continue to be listed on the NYSE under the symbol “AIQ,” although it will be considered a new listing with a new CUSIP number, and a new character “D” will be appended to our issue symbol for 20 days to reflect the reverse stock split. Continued listing of our common stock on the NYSE after the reverse stock split will be subject to our being able to satisfy the NYSE’s continued listing standards (including the minimum average market capitalization requirement after the reverse stock split), as well as any decision by the Board of Directors to proceed with a transfer of our listing to Nasdaq or an alternative exchange.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately before the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The reverse stock split will not affect the number of stockholders of record. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board of Directors believes, however, that the benefits of the reverse stock split outweigh these potential effects.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split, should it occur. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse split ratio ultimately selected by the Board of Directors will be entitled to round up those fractional shares to full shares.

Effective Time of Reverse Stock Split

If we implement the reverse stock split, it will become effective on the filing and effectiveness of the Amendment with the Secretary of State of the State of Delaware. The Board of Directors may determine to proceed with the reverse stock split any time after we receive stockholder approval, up to December 31, 2012. The Board of Directors will determine the exact effective time of the reverse stock split based on the Board of Directors’ evaluation of when that action will be the most advantageous to Alliance and our stockholders. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time before filing the Amendment, the Board of Directors, in its discretion, determines that it is no longer in Alliance’s best interests and the best interests of our stockholders to proceed with the reverse stock split.

Effect on Alliance’s Equity Compensation Plans

As of the record date of March 26, 2012, we had approximately              shares subject to stock options and shares underlying unvested restricted stock units outstanding under the 1999 Equity Plan and any other equity compensation plan or arrangement of the Company (collectively, the “Stock Plans”). The Board of Directors or the Compensation Committee of the Board of Directors, as applicable, will take any and all actions with respect to the Stock Plans, and any outstanding awards granted under any of the Stock Plans, as may be necessary or desirable in light of the effect of any reverse stock split and change of listing to Nasdaq or an alternate exchange, if effected, on our Common Stock and the purposes of the Stock Plans. Accordingly, if our stockholders approve the reverse stock split, at the effective time of the reverse stock split the number of shares reserved and available under the Stock Plans (and any and all limitations related to shares under the Stock Plans), and the number, exercise price, grant price or purchase price of shares subject to those outstanding awards will be proportionately adjusted using the split ratio selected by the Board of Directors, subject to the treatment of fractional shares to be determined by the Board of Directors or the Compensation Committee. Any adjustments will be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, as applicable.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, Alliance is authorized to issue up to a total of 100 million shares of common stock, par value $0.01 per share, of which             shares of common stock are issued and outstanding as of the record date of March 26, 2012, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the record date. If we effect the reverse stock split, the number of shares of our authorized common stock and preferred stock will not change.

Effect on Par Value

The Amendment will not affect the par value of our common stock, which will remain at $0.01, or of our preferred stock, which will remain at $0.01.

Accounting Matters

As a result of the reverse stock split, at its effective time the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the ratio of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Registered “Book-Entry” Holders of Common Stock

If the reverse stock split is effected, stockholders who hold uncertificated shares of our common stock (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold them in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Exchange of Stock Certificates

If we effect the reverse stock split, stockholders holding certificated shares of our common stock (i.e., shares represented by one or more physical stock certificates) will be required to exchange their old certificate(s) for new certificate(s) representing the appropriate number of shares of our common stock resulting from the reverse stock split. As soon as practicable after the effective time of the reverse stock split, our transfer agent will send to our stockholders of record the necessary materials and instructions for them to surrender and exchange their old certificate(s). Stockholders will not have to pay any transfer fee or other fee in connection with that exchange. YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE NECESSARY MATERIALS AND INSTRUCTIONS FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any old certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such old certificate(s) had been issued a new certificate registered in the name of such person.

Until surrendered as contemplated in this section, a stockholder’s old certificate(s) will be deemed at and after the effective time of the reverse stock split to represent the number of full shares of our common stock resulting from the reverse stock split. We encourage stockholders to promptly return to our transfer agent any old certificate(s), a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify to facilitate the timely exchange of old certificate(s) for new certificate(s) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Under applicable rules of the NYSE, your old certificate(s) representing pre-split shares cannot be used for either transfers or deliveries made on the NYSE, so you must exchange your old certificate(s) for new certificate(s) to effect transfers or deliveries of your shares on the NYSE.

Any stockholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to a new certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old certificate(s) are registered, (a) the person requesting the issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (b) the transfer must comply with all applicable federal and state securities laws and (c) the surrendered certificate must be properly endorsed and otherwise in proper form for transfer.

Interest of Certain Persons in the Proposal

Some of Alliance’s officers, directors and 5% shareholders have an interest in this proposal as a result of their ownership of shares of our common stock, as described in the section entitled “Ownership of Alliance Common Stock.” We do not believe that Alliance’s officers, directors or 5% shareholders have interests in the reverse stock split that are different from or greater than those of any other shareholder of the company.

No Appraisal or Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal or dissenters’ rights in connection with the reverse stock split, and Alliance will not independently provide stockholders with any such right.

Certain Federal Income Tax Consequences of the Reverse Stock Split

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that: (a) this proxy statement is not intended or written by us to be used, and cannot be used by any holder, for the purpose of avoiding penalties that may be imposed on the holder under the Internal Revenue Code; (b) this proxy statement is written to support the promotion or marketing of the proposal addressed herein; and (c) each holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.

The following is a summary of certain material United States federal income tax consequences of the reverse stock split as described in Proposal No. 2 and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks and other financial institutions, insurance companies, regulated investment companies, personal holding companies, broker-dealers, tax-exempt entities and foreign holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, all as of the date of this proxy statement, and all of which are subject to change (which change could have retroactive effect). We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and we can provide no assurance that the Internal Revenue Service will agree with those statements and conclusions. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as that term is defined in the Code (generally, property held for investment). The tax treatment of a holder may vary depending upon the particular facts and circumstances of that holder. As used in this section, the term “holder” refers to a beneficial owner of shares of our Common Stock.

No gain or loss should be recognized by a holder upon the holder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. Following the reverse stock split, a holder’s aggregate tax basis in its post-reverse stock split shares should be the same as the holder’s aggregate tax basis in the pre-reverse stock split shares exchanged for those post-reverse stock split shares. A holder’s holding period for the post-reverse stock split shares should include the period during which the holder held the pre-reverse stock split shares surrendered in the reverse stock split.

The foregoing summary regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service. Accordingly, each holder should consult with the holder’s own tax advisor with respect to all of the potential tax consequences of the reverse stock split.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, referred to as fiscal 2012, subject to stockholder ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2010 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2011	2010
Audit fees(a)	$846,000	$778,000
Audit-related fees(b)	0	15,000

Total audit and audit-related fees	846,000	793,000
Tax fees(c)	0	10,000
All other fees(d)	5,000	130,000

Total fees	$851,000	$933,000

(a)	Includes fees for the audit of our annual consolidated financial statements and the annual audit of our internal control over financial reporting, annual audits of the financial statements of our joint ventures, review of our financial statements included in our quarterly reports on Form 10-Q and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.

(b)	Includes accounting consultations and due diligence services for acquisitions.

(c)	Includes tax consultation.

(d)	Includes fees for other permitted non-audit services such as project management consultation and accounting research tool subscriptions.

All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2011 and 2010 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Alliance believes that all SEC filings of directors, officers and greater than ten percent stockholders during 2011 complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed or written notice that no forms were required.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us, including actions with respect to pay risk and risk oversight. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our quarterly reports on Form 10-Q and our current reports on Form 8-K.

AVAILABILITY OF CERTAIN DOCUMENTS

We will mail without charge to any stockholder upon written request a copy of Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board committees.

Our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on our website, which is located at www.alliancehealthcareservices-us.com/investors/corporate_governance (and is available in print, upon request), and we will also post on our website any amendment to the Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

Requests for the above documents should be sent to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, California 92660.

By Order of the Board of Directors,

Richard W. Johns Executive Vice President, General Counsel and Secretary

Newport Beach, California

April     , 2012

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLIANCE HEALTHCARE SERVICES, INC.

Alliance Healthcare Services, Inc., a Delaware Corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Paragraph (a) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“(a) The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, and the aggregate par value of all shares which are to have a par value is One Million Ten Thousand Dollars ($1,010,000). The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, and the par value of each share of Common Stock is One Cent ($0.01). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is One Million (1,000,000) shares, and the par value of each share of Preferred Stock is One Cent ($0.01). Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the “Effective Time”), each share of Common Stock issued and outstanding or held in treasury by the Corporation immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically and without any action on the part of the holder thereof reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each [four to ten] shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock, the exact ratio within the foregoing range to be determined by the Board of Directors of the Corporation prior to the Effective Time (the “Determined Ratio”) and publicly announced by the Corporation. Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, as publicly announced by the Corporation, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted). The Corporation shall not issue fractions of shares of Common Stock in connection with such reclassification of shares of its Common Stock. In lieu thereof, each holder of any such fractional share shall be entitled to round up such fractional share to a full share. Each certificate that, prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to this Certificate of Amendment.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Alliance Healthcare Services, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this                     .

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:

A-1

☐                         ¢

ALLIANCE HEALTHCARE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholders of Alliance HealthCare Services, Inc. (the “Company”) hereby nominate, constitute and appoint Richard W. Johns and Howard K. Aihara, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s headquarters at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660 on May 4, 2012 at 9:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIANCE HEALTHCARE SERVICES, INC.

May 4, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.[—]

or http://[—]

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20230030000000000000 7	050412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors: Class II term will expire in 2015 NOMINEES: ☐ FOR BOTH NOMINEES O Larry C. Buckelew O Michael P. Harmon ☐ WITHHOLD AUTHORITY FOR BOTH NOMINEES

2.   APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. To approve a proposed amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012.

	☐	☐	☐
	FOR	AGAINST	ABSTAIN
☐ FOR ALL EXCEPT (See instructions below)

3.   RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

	☐	☐	☐

4.   OTHER BUSINESS. To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.

INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

The Board of Directors recommends a vote (1) “FOR” for each of the 2 nominees for director, (2) “FOR” approval of a proposed amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any whole number ratio between 1-for-4 and 1-for-10, with the final decision whether to proceed with the reverse stock split and the exact ratio and timing of the reverse stock split to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 31, 2012, and (3) “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■